EXHIBIT 99
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan E. Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com
United Community Financial Corp. Announces Second Quarter Results
YOUNGSTOWN, Ohio (August 16, 2010) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings), today reported a consolidated net loss of $4.9 million, or $(0.16) per diluted share, for the three months ended June 30, 2010. This compares to a net loss of $5.1 million, or $(0.17) per diluted share, for the three months ended June 30, 2009. The Company also reported a cumulative net loss of $10.0 million, or $(0.33) per diluted share, for the six month’s ended June 30, 2010 as compared to net income of $356,000, or $0.01 per diluted share, for the six months ended June 30, 2009.
Beginning with this earnings release, the Company has adopted the practice of issuing its quarterly earnings release on or about the day that the quarterly report on Form 10-Q is filed in order to eliminate the potential for changes in financial results in the time period traditionally between the two filings.
Selected second quarter results:
•	Net interest margin improved to 3.30%

•	Tier 1 leverage ratio increased to 8.71%

•	Total Risk Based Capital increased to 13.16%

•	Tangible common equity to tangible assets was 9.17%

•	Nonperforming loans were $155.1 million

•	Nonperforming assets were $197.2 million

•	Book value per share and tangible book value per share were $6.88 and $6.87, respectively
Chairman, President and Chief Executive Officer Douglas M. McKay commented, “The poor performance of the economy continues to cause weaknesses in several of our commercial real estate loan relationships and we, in turn, continue to recognize those weaknesses through loan loss provisions. Despite the fact that we have yet to turn the corner relative to earnings, we have increased our capital ratios, and, through favorable changes in our deposit mix, have expanded our net interest margin.”
Net Interest Income
Net interest income was $18.0 million in the second quarter of 2010, a decrease from $18.7 million for the second quarter of 2009. Both interest income and interest expense decreased, with a larger decline in interest income. Total interest income decreased $5.2 million in the second quarter of 2010 compared to the second quarter of 2009, primarily as a result of a decrease of $270.0 million in the average balance of outstanding loans. The Company’s construction and commercial loan portfolios declined due to the strategic objective of reducing specific concentrations in these portfolios in the period. United Community also experienced a decrease in the yield on net loans of 28 basis points.
Total interest expense decreased $4.5 million for the quarter ended June 30, 2010, as compared to the same quarter last year. The change was due primarily to reductions of $3.7 million in interest paid on deposits, $694,000 in interest paid on Federal Home Loan Bank advances and $130,000 in interest paid on repurchase agreements and other borrowings. The overall decrease in interest expense is attributable to a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. The average outstanding balance of certificates of deposit declined by $182.9 million, while non-time deposits increased by $52.3 million. Also contributing to the change was a reduction of 72 basis points in the cost of certificates of deposit, as well as a decrease in the cost of non-time deposits of 36 basis points.
The primary cause of the decrease in interest expense on Federal Home Loan Bank advances was a decrease in the average balance of those funds of $54.2 million, as well as a rate decrease on those borrowings of 67 basis points in the second quarter of 2010 compared to the same quarter in 2009. The rate on short-term advances from the Federal Home Loan Bank decreased due to the Federal Reserve’s action to keep the Federal Funds rate low. The decrease in interest expense on repurchase agreements and other borrowings was due primarily to a decrease in average balances of $11.6 million.
The Company’s net interest margin in the second quarter increased to 3.30% compared to 3.28% in the first quarter of 2010 and 3.12% in the second quarter of 2009.

Net interest income for the six months ended June 30, 2010, was $35.7 million, compared to $37.4 million for the same period last year. Both interest income and interest expense decreased, with a larger decline in interest income. Total interest income decreased $10.8 million in the first six months of 2010 compared to the first six months of 2009. The change in interest income was primarily the result of a decline of $10.4 million in interest earned on loans, which was a result of a decrease of $290.6 million in the average balance of outstanding loans. United Community also experienced a decrease in the yield on net loans of 22 basis points.
Total interest expense decreased $9.1 million for the six months ended June 30, 2010, as compared to the same period last year. The change was due primarily to reductions of $7.0 million in interest paid on deposits, $1.7 million in interest paid on Federal Home Loan Bank advances and $397,000 in interest paid on repurchase agreements and other borrowings. The overall decrease in interest expense is attributable to a decline in the average outstanding balances of certificates of deposit of $168.6 million, as well as a reduction of 65 basis points in the cost of those liabilities. Also contributing to the change was a decrease in the cost of interest bearing checking accounts of 35 basis points despite an increase in the average balance of those deposits of $29.7 million.
The primary cause of the decrease in interest expense on Federal Home Loan Bank advances was a decrease in the average balance of those funds of $111.2 million, as well as a rate decrease on those borrowings of 49 basis points in the first half of 2010 compared to the same period in 2009. The rate on short-term advances from the Federal Home Loan Bank has decreased due to the Federal Reserve’s action to keep the Federal Funds rate low. The decrease in interest expense on repurchase agreements and other borrowings was due primarily to a decrease in the average balances of $19.4 million in those liabilities.
Noninterest Income
Noninterest income decreased in the second quarter of 2010 to $4.7 million, as compared to $6.2 million in the second quarter of 2009. Driving the decrease in noninterest income was a $1.3 million valuation allowance recognized on deferred mortgage servicing rights and, to a lesser extent, additional losses recognized on the sale of an REO property during the quarter. These decreases were offset partially with higher security gains during the quarter.
Due to the continued low interest rate environment, amortization of deferred mortgage servicing rights has trailed runoff. As a result, the Company established a valuation allowance to bring the balance of these assets to fair value. As interest rates begin to rise, the valuation allowance would be expected to be recovered.
Noninterest income increased in the first half of 2010 to $11.3 million, as compared to the first half of 2009 of $8.9 million. Driving the increase in noninterest income was an increase in gains realized on the sale of available for sale securities of $5.1 million along with a gain recognized on the sale of Home Savings’ Findlay, Ohio branch of $1.4 million. These gains were offset partially by the aforementioned valuation allowance of $1.3 million established on the Bank’s deferred mortgage servicing rights and lower mortgage banking income due to fewer gains recognized on loan sales.

Noninterest Expense
Noninterest expense was $17.3 million in the second quarter of 2010, compared to $17.2 million in the second quarter of 2009. The increase in noninterest expense was driven by higher employee benefit expenses of $1.3 million along with higher real estate owned and other repossessed asset expenses, offset by declines in deposit insurance expense. Higher employee benefit expenses are the result of Home Savings’ prepayment of the ESOP loan to United Community and allocation of shares to plan participants, which, following the downstream of the prepayment amount, resulted in $9.0 million in additional capital at Home Savings. The increase in real estate owned and other repossessed asset expenses are a result of the higher volume of properties the Company is maintaining and the level of expenses associated with keeping the properties in saleable condition.
Noninterest expense was $34.3 million in the first half of 2010, compared to $33.6 million in the first half of 2009. The increase in noninterest expense was driven by higher employee benefit expenses of $1.5 million along with higher professional fees associated with legal expenses paid by the Company during the first half of 2010 as compared to the first half of 2009, offset by declines in deposit insurance expense. Higher employee benefit expenses are the result of $1.3 million in expense associates with the aforementioned prepayment of the ESOP loan and allocation of shares to plan participants. Professional fees include legal, audit, tax consulting and other professional services obtained by the Company. Legal fees were elevated during the first half of 2010 primarily because of the continued resolution of asset quality issues.
Asset Quality
Certain negative trends existed relative to nonperforming and impaired loans during the first half of 2010. These trends are caused by a continuation of events occurring in the second half of 2009, which resulted in both general and specific reserves being set aside against future charge offs at that time. In the first half of 2010, certain loans were charged off that had been previously provided for. Specifically, one-to four-family residential construction loan chargeoffs of $13.0 million exceeded the provision for loan losses in this category by approximately $9.3 million in the first half of 2010. Chargeoffs for this category exceed the loan loss provision in this period primarily as a result of $8.1 million of chargeoffs being fully reserved at December 31, 2009. A substantial portion of the $8.1 million was attributable to six loan relationships. As a result, for the Company as a whole, total chargeoffs of $24.7 million exceeded provisions of $22.8 million in the first half of 2010, resulting in a decrease in the allowance for loan losses of $1.6 million for the period.
The provision for loan losses increased to $22.8 million in the first half of 2010, compared to $20.8 million in the first half of 2009. The increase in the provision for loan losses in the first half of 2010 is primarily the result of credit downgrades within the commercial real estate portfolio and specific reserves assigned to a number of commercial real estate properties. Also contributing to the increase is the effect of charge-offs to record foreclosed and repossessed assets at fair market value before the Company takes possession of the properties in satisfaction of loans.

Net loan charge-offs were $17.4 million in the second quarter of 2010, compared to $10.3 million in the second quarter a year ago. Net loan charge-offs for the six months ended June 30, 2010 were $24.3 million compared to $16.9 million for the six months ended June 30, 2009. The net charge-offs include partial charge-offs of select one-to four-family mortgage loans, multifamily loans, non-residential real estate loans and commercial loans to appropriately reflect the declining value of the collateral supporting such loans.
The allowance for loan losses decreased to $40.7 million, or 2.23% of the net loan portfolio and 26.25% of nonperforming loans as of June 30, 2010, down from $42.3 million or 2.22% of the net loan portfolio and 36.49% of nonperforming loans as of December 31, 2009.
During the first six months of 2010, nonperforming loans increased $39.2 million, to $155.1 million at June 30, 2010 as compared to $115.9 million at December 31, 2009. During the first six months of 2010, four nonresidential loan relationships aggregating $23.8 million, one $11.6 million residential construction loan, one $2.0 million nonresidential construction loan and one $1.7 million unsecured commercial loan all became nonperforming.
Nonperforming assets, which consist of the nonperforming loans discussed above plus real estate owned and other repossessed assets, increased $50.3 million to $197.2 million at June 30, 2010 compared to $146.8 million at December 31, 2009. The increase in nonperforming assets was due primarily to the increase in nonperforming loans mentioned above along with an increase in real estate and tangible property of $11.1 million acquired in satisfaction of loans.
Net Loans
Net loans decreased $80.0 million during the first six months of 2010. The primary source of the decrease was the overall decline in originations of construction loans and commercial real estate loans. Home Savings has made a conscious effort to decrease its construction and commercial real estate portfolios.
Available for Sale Securities
Available for sale securities increased $25.8 million during the first six months of 2010 as a result of various security transactions initiated during the period. During the first six months of 2010, the Company purchased approximately $263.2 million in available for sale securities. Some of these securities purchased had not settled on the day the second quarter ended, which had the effect of temporarily increasing Other Assets by $27.4 million. Securities purchases during the first six months of 2010 were offset partially by sales approximating $195.4 million in securities and experienced paydowns and maturities of $40.9 million. The Company also sold its investments in a Fannie Mae auction rate pass through trust security and an equity investment in which impairment charges had previously been recognized. The sale of these two securities, which occurred in the first quarter, had the benefit of reducing the Company’s remaining net deferred tax asset.

Deposits and Borrowed Funds
Deposits decreased $73.0 million during the six months ended June 30, 2010. The primary cause for the decline in deposits is the sale of Home Savings’ Findlay, Ohio branch, which had $26.5 million in deposits at the time of sale. Also affecting the change was expected runoff due to the maturity of $391.8 million in retail certificates of deposit. The runoff consisted primarily of high-rate CD’s that were issued in the summer of 2008. Despite the relatively high dollar amount of the runoff, the majority of CD’s maturing in the period were retained at substantially lower rates, and new products were introduced toward the end of the period, which slowed the runoff. The maturity and paydown of $12.7 million in brokered certificates of deposit during the first six months of 2010 also contributed to the decline in deposits.
Borrowed funds increased $56.1 million during the six-month period ending June 30, 2010. Federal Home Loan Bank advances increased $54.5 million and repurchase agreements and other borrowings decreased $1.6 million. The change is due primarily to funding needs as a result of maturing certificates of deposit during the period. The average balance of borrowed funds for the six months ended June 30, 2010 was $213.2 million as compared with $324.3 million for the same period a year ago.
Home Savings is a wholly-owned subsidiary of the Company and operates 38 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.
###
When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

	June 30,	December 31,
	2010	2009
	(Dollars in thousands)

Assets:
Cash and deposits with banks	$23,673	$22,330
Federal funds sold and other	18,189	22,744

Total cash and cash equivalents	41,862	45,074
Securities:
Available for sale, at fair value	307,154	281,348
Loans held for sale	4,946	10,497
Loans, net of allowance for loan losses of $40,728 and $42,287, respectively	1,786,038	1,866,018
Federal Home Loan Bank stock, at cost	26,464	26,464
Premises and equipment, net	22,308	23,139
Accrued interest receivable	8,473	9,090
Real estate owned and other repossessed assets	42,046	30,962
Core deposit intangible	568	661
Cash surrender value of life insurance	26,751	26,198
Other assets	47,499	18,976

Total assets	$2,314,109	$2,338,427

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,570,093	$1,642,722
Non-interest bearing	126,438	126,779

Total deposits	1,696,531	1,769,501
Borrowed funds:
Federal Home Loan Bank advances	275,773	221,323
Repurchase agreements and other	98,440	96,833

Total borrowed funds	374,213	318,156
Advance payments by borrowers for taxes and insurance	17,939	19,791
Accrued interest payable	1,024	1,421
Accrued expenses and other liabilities	11,711	9,775

Total liabilities	2,101,418	2,118,644

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 shares issued and 30,897,825 shares outstanding	142,808	145,775
Retained earnings	138,647	148,674
Accumulated other comprehensive income	4,191	4,110
Unearned employee stock ownership plan shares	—	(5,821)
Treasury stock, at cost, 6,906,632 shares	(72,955)	(72,955)

Total shareholders’ equity	212,691	219,783

Total liabilities and shareholders’ equity	$2,314,109	$2,338,427

UNITED COMMUNITY FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Interest income
Loans	$24,918	$30,076	$50,761	$61,143
Loans held for sale	69	216	139	479
Securities:
Available for sale	2,896	2,796	5,481	5,566
Federal Home Loan Bank stock dividends	294	294	594	593
Other interest earning assets	8	9	15	38

Total interest income	28,185	33,391	56,990	67,819
Interest expense
Deposits	8,408	12,074	17,726	24,725
Federal Home Loan Bank advances	875	1,569	1,723	3,427
Repurchase agreements and other	931	1,061	1,854	2,251

Total interest expense	10,214	14,704	21,303	30,403

Net interest income	17,971	18,687	35,687	37,416
Provision for loan losses	10,310	12,311	22,760	20,755

Net interest income after provision for loan losses	7,661	6,376	12,927	16,661

Non-interest income
Non-deposit investment income	484	404	912	708
Service fees and other charges	424	2,721	2,175	4,233
Net gains (losses):
Securities available for sale	3,671	1,382	6,514	1,382
Other -than-temporary loss in equity securities
Total impairment loss	—	—	—	(150)
Loss recognized in other comprehensive income	—	—	—	—

Net impairment loss recognized in earnings	—	—	—	(150)
Mortgage banking income	651	1,788	1,037	2,928
Real estate owned and other repossessed assets	(1,755)	(1,182)	(3,239)	(2,320)
Gain on retail branch sale	1	—	1,388	—
Other income	1,269	1,092	2,518	2,167

Total non-interest income	4,745	6,205	11,305	8,948

Non-interest expense
Salaries and employee benefits	9,105	7,764	17,279	15,787
Occupancy	839	899	1,843	1,883
Equipment and data processing	1,720	1,660	3,387	3,390
Franchise tax	503	555	1,014	1,147
Advertising	147	187	369	416
Amortization of core deposit intangible	45	58	93	118
Deposit insurance premiums	1,459	2,940	2,920	4,723
Professional fees	940	907	1,973	1,623
Real estate owned and other repossessed asset expenses	1,024	804	1,631	1,755
Other expenses	1,509	1,428	3,750	2,759

Total non-interest expenses	17,291	17,202	34,259	33,601

Income (loss) before income taxes and discontinued operations	(4,885)	(4,621)	(10,027)	(7,992)
Income taxes expense (benefit)	—	(1,707)	—	(3,399)

Net income (loss) before discontinued operations	(4,885)	(2,914)	(10,027)	(4,593)
Discontinued operations
Net income of Butler Wick Corp., net of tax	—	—	—	4,949

Net income (loss)	$(4,885)	$(2,914)	$(10,027)	$356

Earnings (loss) per share
Basic—continuing operations	$(0.16)	$(0.10)	$(0.33)	$(0.16)
Basic—discontinued operations	—	—	—	0.17
Basic	(0.16)	(0.10)	(0.33)	0.01
Diluted—continuing operations	(0.16)	(0.10)	(0.33)	(0.16)
Diluted—discontinued operations	—	—	—	0.17
Diluted	(0.16)	(0.10)	(0.33)	0.01

UNITED COMMUNITY FINANCIAL CORP.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

	At or for the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(In thousands, except per share data)
Financial Data
Total assets	$2,314,109	$2,279,719	$2,338,427	$2,462,185	$2,487,055
Total loans, net	1,786,038	1,823,899	1,866,018	1,919,803	2,032,404
Total securities	307,154	272,239	281,348	296,461	255,845
Total deposits	1,696,531	1,728,592	1,769,501	1,755,503	1,828,214
Total shareholders’ equity	212,691	214,482	219,783	235,926	234,613
Net interest income	17,971	17,716	19,093	19,405	18,687
Provision for loan losses	10,310	12,450	22,740	5,579	12,311
Noninterest income, excluding other-than-temporary impairment losses	4,745	6,560	4,907	691	6,205
Net impairment losses recognized in earnings	—	—	56	572	—
Noninterest expense	17,291	16,968	14,654	15,385	17,202
Income tax expense (benefit)	—	—	2,812	(573)	(1,707)
Net income (loss)	(4,885)	(5,142)	(16,262)	(867)	(2,914)

Share Data
Basic earnings (loss) per share	$(0.16)	$(0.17)	$(0.54)	$(0.03)	$(0.10)
Diluted earnings (loss) per share	(0.16)	(0.17)	(0.54)	(0.03)	(0.10)
Dividends declared per share	—	—	—	—	—
Book value per share	6.88	6.94	7.11	7.64	7.59
Tangible book value per share	6.87	6.92	7.09	7.61	7.57
Market value per share	1.68	1.50	1.45	1.74	1.09

Shares outstanding at end of period	30,898	30,898	30,898	30,898	30,898
Weighted average shares outstanding—basic	30,039	29,955	29,879	29,803	29,727
Weighted average shares outstanding—diluted	30,039	29,955	29,879	29,803	29,727

Key Ratios
Return on average assets	-0.85%	-0.90%	-2.69%	-0.14%	-0.46%
Return on average equity	-8.91%	-9.18%	-27.18%	-1.45%	-4.74%
Net interest margin	3.30%	3.28%	3.33%	3.32%	3.12%
Efficiency ratio	82.92%	78.59%	56.97%	65.02%	69.38%

Capital Ratios
Tier 1 leverage ratio	8.71%	8.47%	8.22%	8.68%	8.50%
Tier 1 risk-based capital ratio	11.90%	11.47%	11.53%	11.77%	11.50%
Total risk-based capital ratio	13.16%	12.73%	12.80%	13.03%	12.76%
Equity to assets	9.19%	9.41%	9.40%	9.58%	9.43%
Tangible common equity to tangible assets	9.17%	9.38%	9.37%	9.56%	9.41%

UNITED COMMUNITY FINANCIAL CORP.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

	At or for the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands, except per share data)
Loan Portfolio Composition
Real Estate Loans
One-to four-family residential	$779,565	$777,380	$773,831	$771,891	$852,833
Multi-family residential*	138,875	143,992	150,480	158,342	164,376
Nonresidential*	383,882	389,407	397,895	407,853	396,688
Land*	26,217	25,122	23,502	23,625	23,221
Construction Loans
One-to four-family residential and land development	133,534	161,625	178,095	190,123	209,610
Multi-family and nonresidential*	14,870	14,682	13,741	13,675	15,007

Total real estate loans	1,476,943	1,512,208	1,537,544	1,565,509	1,661,735
Consumer Loans	295,007	301,457	309,202	320,106	322,874
Commercial Loans	53,566	56,726	60,217	71,727	86,286

Total Loans	1,825,516	1,870,391	1,906,963	1,957,342	2,070,895
Less:
Allowance for loan losses	40,728	47,768	42,287	38,845	39,832
Deferred loan costs, net	(1,250)	(1,276)	(1,342)	(1,306)	(1,341)

Total	39,478	46,492	40,945	37,539	38,491

Loans, net	$1,786,038	$1,823,899	$1,866,018	$1,919,803	$2,032,404

*	Such categories are considered commercial real estate

	At or for the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands, except per share data)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$104,905	$101,068	$108,513	$102,525	$102,584
Non-interest bearing checking accounts	126,437	125,741	126,779	115,092	116,899

Total checking accounts	231,342	226,809	235,292	217,617	219,483
Savings accounts	212,778	210,091	202,900	199,233	196,541
Money market accounts	310,506	300,610	291,320	282,438	274,931

Total non-time deposits	754,626	737,510	729,512	699,288	690,955
Retail certificates of deposit	939,568	988,747	1,024,961	1,041,196	1,045,079
Brokered certificates of deposit	2,337	2,335	15,028	15,019	92,181

Total certificates of deposit	941,905	991,082	1,039,989	1,056,215	1,137,260

Total deposits	$1,696,531	$1,728,592	$1,769,501	$1,755,503	$1,828,215

Certificates of deposit as a percent of total deposits	55.52%	57.33%	58.77%	60.17%	62.21%

UNITED COMMUNITY FINANCIAL CORP.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

	At or for the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands, except per share data)
Allowance For Loan Losses
Beginning balance	$47,768	$42,287	$38,845	$39,832	$37,856
Provision	10,310	12,450	22,740	5,579	12,311
Net chargeoffs	(17,350)	(6,969)	(19,298)	(6,566)	(10,335)

Ending balance	$40,728	$47,768	$42,287	$38,845	$39,832

Net Charge-offs
Real Estate Loans
One-to four-family	$2,318	$998	$762	$1,634	$1,258
Multi-family	1,067	1,585	208	254	652
Nonresidential	25	1,951	1,410	435	1,693
Land	—	318	—	—	—
Construction Loans
One-to four-family residential and land development	11,924	1,018	3,860	2,724	4,532
Multi-family and nonresidential	310	—	118	—	—

Total real estate loans	15,644	5,870	6,358	5,047	8,135
Consumer Loans	1,330	904	1,312	1,447	1,466
Commercial Loans	376	195	11,628	72	734

Total	$17,350	$6,969	$19,298	$6,566	$10,335

	At or for the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands, except per share data)
Nonperforming Loans
Real Estate Loans
One-to four family residential	$30,279	$30,054	$26,766	$25,808	$23,081
Multi-family residential	8,816	7,885	7,863	5,612	5,349
Nonresidential	48,653	36,083	24,091	16,623	15,046
Land	5,943	11,627	5,160	5,168	5,169
Construction Loans
One-to four-family residential and land development	49,146	42,963	42,819	46,623	36,806
Multi-family and nonresidential	2,414	382	392	531	555

Total real estate loans	145,251	128,994	107,091	100,365	86,006
Consumer Loans	3,482	3,898	5,383	5,253	5,889
Commercial Loans	6,407	5,672	3,413	6,174	7,614

Total Loans	$155,140	$138,564	$115,887	$111,792	$99,509

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$129,534	$131,951	$103,864	$93,806	$91,757
Past due 90 days and still accruing	2,628	536	3,669	4,330	3,007

Past due 90 days	132,162	132,487	107,533	98,136	94,764
Past due less than 90 days and on nonaccrual	22,978	6,077	8,354	13,656	4,745

Total Nonperforming Loans	155,140	138,564	115,887	111,792	99,509
Other Real Estate Owned	41,470	34,605	30,340	26,905	31,411
Repossessed Assets	576	813	622	702	1,666

Total Nonperforming Assets	$197,186	$173,982	$146,849	$139,399	$132,586

Total Troubled Debt Restructured Loans
Accruing	$18,214	$23,153	$17,640	$1,949	$2,494
Non-accruing	10,855	8,764	5,008	1,469	1,998

Total	$29,069	$31,917	$22,648	$3,418	$4,492